Exhibit 99.1

FOR:	PW Eagle, Inc.
1550 Valley River Drive
Eugene, OR 97401
(Nasdaq: “PWEI”)

CONTACT:	Scott Long,
Chief Financial Officer, PW Eagle, Inc.
541-343-0200

PW EAGLE REPORTS FOURTH QUARTER AND YEAR-END

FINANCIAL RESULTS

Eugene, Oregon — February 15, 2007 — PW Eagle, Inc. (Nasdaq: “PWEI”) today reported its financial results for the three months and year ended December 31, 2006.

Revenues for the fourth quarter totaled $137.0 million, a decrease of 36 percent compared with revenues of $213.8 million in last year’s fourth quarter, which benefited significantly from the increases in demand and selling prices caused by Hurricanes Katrina and Rita.

Fourth quarter net income was $3.2 million, or $0.26 per fully diluted share, compared with net income of $39.1 million, or $3.56 per fully diluted share, for the three months ended December 31, 2005. The current period included non-cash, after-tax expenses of approximately $0.6 million, or $0.05 per fully-diluted share, related to employee and director stock options, reflecting the company’s January 1, 2006 adoption of FAS 123(R), which requires the expensing of options and other stock based compensation. Net income for the fourth quarter of 2005 included an after tax gain of $10.8 million, or approximately $1.00 per share, from the sale of the company’s interest in an unconsolidated subsidiary. Weighted average diluted shares outstanding totaled 12.2 million during the current quarter, compared with 11.0 million in last year’s fourth quarter, reflecting the combined effect of the issuance of common stock pursuant to exercised options and warrants in 2006, and a private placement of approximately 1.0 million shares of common stock in December 2005.

Revenues for the full year 2006 totaled $714.1 million, up 3 percent compared with revenues of $694.2 million recorded in 2005. Net income for 2006 totaled $60.7 million, or $5.02 per fully diluted share, compared with $47.0 million, or $4.65 per fully diluted share, for 2005.

“As anticipated, we experienced a decrease in our financial performance during the fourth quarter,” said Jerry Dukes, Chairman and CEO. “Unit volume demand decreases across all markets were somewhat larger than the typical seasonal slowdown, which we believe was due to efforts by our distributors to work down their inventory levels in anticipation of pipe prices bottoming out. PVC resin costs also decreased significantly during the quarter and, as is typical for our industry, PVC pipe prices decreased faster than PVC resin costs, resulting in significantly lower gross margins. While the record results of the fourth quarter of 2005 made for a difficult comparison, our fourth quarter 2006 results compare favorably to 2004’s fourth quarter net sales of $132.2 million and net loss of $(4.4) million.”

Scott Long, Chief Financial Officer, stated, “We continued our share repurchase program in the fourth quarter with purchases of 151,310 shares of our common stock at a cost of $4.8 million. Through February 15, 2007, we have repurchased a total of 990,614 shares at an aggregate cost of $31.5 million under our $40 million share repurchase authorization. We ended the year with $38.1 million of cash on hand and no amounts outstanding under our revolving credit agreements.”

JMM Merger Status

On January 15, 2007, PW Eagle and J-M Manufacturing Company, Inc. (“JMM”) announced that they had signed a definitive merger agreement under which JMM will acquire all the outstanding common shares of PW Eagle for $33.50 per share in cash. The merger is subject to customary closing conditions, including the receipt of regulatory approvals and approval by PW Eagle’s shareholders. JMM and PW Eagle filed the Notification and Report required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 on February 14, 2007. PW Eagle filed a preliminary proxy statement for the special meeting of shareholders to vote on approval of the JMM merger with the Securities and Exchange Commission on February 14, 2007. The Company intends to schedule the date of the shareholders’ meeting as soon as is practicable following receipt of regulatory approvals for the merger.

Due to the ongoing regulatory and shareholder approval process related to the proposed merger with JMM, the company will not be conducting a conference call to discuss its fourth quarter and year end financial results.

Additional Information and Where to Find It

In connection with the proposed merger, a definitive proxy statement of PW Eagle and other materials will be filed with the SEC. PW Eagle shareholders are urged to read the definitive proxy statement and these other materials carefully when they become available because they will contain important information about PW Eagle and the proposed merger. Shareholders will be able to obtain free copies of the definitive proxy statement (when available) as well as other filed documents containing information about PW Eagle at http://www.sec.gov, the SEC’s free internet site, and from PW Eagle’s Investor Relations Manager at (541) 343-0200 or on the company’s website at www.pweagleinc.com.

Participants in the Solicitation

PW Eagle and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from PW Eagle’s shareholders with respect to the proposed merger. Information regarding the officers and directors of PW Eagle is included in its definitive proxy statement for its 2006 annual meeting filed with the SEC on May 10, 2006. More detailed information regarding the identity of potential participants in the solicitation, and their direct or indirect interests, by securities, holdings or otherwise, which interests may be different from those of PW Eagle shareholders generally, will be set forth in the definitive proxy statement and other materials to be filed with SEC in connection with the proposed merger.

About PW Eagle, Inc.

PW Eagle, Inc. is a leading extruder of PVC pipe products and its wholly-owned subsidiary, USPoly Company, LLC, is a leading manufacturer of polyethylene pipe and fittings. Together they operate twelve manufacturing facilities across the United States. PW Eagle’s common stock is traded on the Nasdaq Global Market under the symbol “PWEI”.

Forward Looking Statements

Statements that PW Eagle, Inc. may publish, including those in this announcement that are not strictly historical are “forward looking” statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made in this press release, which include those that relate to our proposed merger with JMM, involve known and unknown risks and uncertainties that may cause the actual results to differ materially from those expected and stated in this announcement. The following specific factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: (i) the risks and costs to PW Eagle if the merger does not close; (ii) the satisfaction of the conditions to consummate the merger, including the receipt of the required shareholder approval and regulatory approvals; (iii) the uncertain effects the pendency of the merger may have on our business relationships, operating results and business generally, including our ability to retain key employees, suppliers and customers; (iv) potential adverse effects on our business, properties and operations because of certain covenants we agreed to in the merger agreement that restrict the conduct of PW Eagle’s business prior to the completion of the merger; (v) the risk that the financing contemplated by JMM’s financing commitment letter for the consummation of the merger might not be obtained; (vi) the risk that until the merger is completed or the merger agreement is terminated, PW Eagle will not be able to enter into a merger or business combination with another party because of restrictions contained in the merger agreement; (vii) the risk that the restrictions on the conduct of PW Eagle’s business prior to the consummation of the merger, may delay or prevent PW Eagle from undertaking business opportunities that may arise pending the completion of the merger; (viii) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including circumstances that may require us to pay a termination fee and related expenses to JMM; (ix) the risk that the merger may not be completed in a timely manner or at all, which may materially adversely affect our business, future prospects and the price of our common stock; (x) risks that may arise if any litigation is initiated with respect to the merger; and (xi) risks related to diverting management’s attention from our ongoing business operations.

In addition, actual results could differ as a result of general factors, including those set forth in our filings with the SEC, including the Annual Report on Form 10-K for our most recent fiscal year, especially in the Management’s Discussion and Analysis section, our most recent Quarterly Report on Form 10-Q and our Current Reports on Form 8-K.

All forward-looking statements included in this Press Release are based on information available to us on the date of this Press Release. It is not possible to foresee or identify all factors that could cause actual results to differ from expected or historical results. As such, you should not consider any list of such factors to be an exhaustive statement of all risks, uncertainties or potential inaccurate assumptions. We undertake no obligation to update “forward-looking” statements.

- financial schedules follow -

PW EAGLE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts, unaudited)

	Three months ended December 31,		Year ended December 31,
	2006	2005	2006	2005
NET SALES	$137,027	$213,823	$714,112	$694,244

COST OF GOODS SOLD	114,874	130,339	539,470	534,855

Gross profit	22,153	83,484	174,642	159,389

OPERATING EXPENSES:
Freight expense	8,921	10,682	38,897	38,687
Selling expenses	4,348	4,975	18,194	17,719
General and administrative expenses	4,225	5,420	17,301	15,973
Other (income) expense, net	(179)	68	311	(1,771)

	17,315	21,145	74,703	70,608

OPERATING INCOME	4,838	62,339	99,939	88,781

NON OPERATING INCOME	762	18,363	897	18,363
INTEREST EXPENSE, NET	(539)	(13,988)	(3,800)	(27,051)

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	5,061	66,714	97,036	80,093

Income tax expense	1,910	27,550	36,341	32,915
Minority interest in income of USPoly Company	—	(106)	—	(228)

NET INCOME	$3,151	$39,058	$60,695	$46,950

EARNINGS PER SHARE:
Basic	$0.26	$3.91	$5.09	$5.28
Diluted	$0.26	$3.56	$5.02	$4.65

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	11,963	9,990	11,930	8,888
Diluted	12,158	10,980	12,096	10,094

Adjustments to reconcile net income to EBITDA:
Net income	$3,151	$39,058	$60,695	$46,950
Non operating income	(762)	(18,363)	(897)	(18,363)
Minority Interest	—	106	—	228
Interest	539	13,988	3,800	27,051
Taxes	1,909	27,550	36,341	32,915
Depreciation and amortization	2,142	3,056	11,077	12,618

EBITDA	$6,979	$65,395	$111,016	$101,399

EBITDA is not intended to be an alternative to the financial results presented under generally accepted accounting principles (GAAP) in the United States of America. We believe EBITDA is a commonly used measure of financial performance by our lenders and the investment community and allows for a more complete analysis of our cash flows and results of operations. We also use this non-GAAP measure internally to monitor performance of our businesses.

PW EAGLE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	December 31
	2006	2005
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$38,064	$5,671
Accounts receivable, net	60,337	87,062
Inventories	68,990	64,239
Other current assets	5,752	5,243

Total current assets	173,143	162,215

Property and equipment, net	52,626	56,301
Other long-term assets	16,805	15,940

TOTAL ASSETS	$242,574	$234,456

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Borrowings under revolving credit facilities	$—	$7,184
Current maturities of long-term financing leases	224	182
Other current liabilities	73,414	116,582

Total current liabilities	73,638	123,948

Financing lease obligations, less current maturities	19,302	19,525
Other long-term liabilities	4,237	4,944

TOTAL LIABILITIES	97,177	148,417

Stockholders’ equity	145,397	86,039

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$242,574	$234,456

Segment Income Statement Information

(In thousands, unaudited)

	Three months ended December 31,		Year ended December 31,
	2006	2005	2006	2005
PW Eagle PVC Business
Net Sales	$120,765	$193,700	$631,901	$612,258
Gross Profit	19,946	79,443	159,068	144,886
Operating Income	4,503	61,144	94,354	84,387

Adjustments to reconcile to EBITDA:
Depreciation and amortization	1,747	2,406	8,735	9,987

EBITDA	$6,250	$63,550	$103,089	$94,374

USPoly PE Business
Net Sales	$16,262	$20,123	$82,211	$81,986
Gross Profit	2,207	4,041	15,574	14,502
Operating income	335	1,195	5,585	4,394
Adjustments to reconcile to EBITDA:
Depreciation and amortization	394	650	2,342	2,631

EBITDA	$729	$1,845	$7,927	$7,025

The combined total of the above amounts may differ from the consolidated amounts due to the impact of consolidation and elimination entries.

EBITDA is not intended to be an alternative to the financial results presented under generally accepted accounting principles (GAAP) in the United States of America. We believe EBITDA is a commonly used measure of financial performance by our lenders and the investment community and allows for a more complete analysis of our cash flows and results of operations. We also use this non-GAAP measure internally to monitor performance of our businesses.